Exhibit 99.1

March 2, 2017

Press Release

Kentucky Bank Parent Announces Dividend

Paris, Kentucky - Kentucky Bancshares, Inc., parent holding company for Kentucky Bank, announced today a 7.4% increase in the quarterly dividend to shareholders.  The payout will be 29 cents per share, up from 27 cents for the previous quarter.  This payment will be made March 31, 2017 to shareholders of record March 15, 2017.

“The year of 2016 was a successful year for the Company, with record earnings of $8.6 million, and record assets of $1.03 billion at December 31, 2016.  These continued positive results, and our strategy of disciplined profitable growth, allow us to generate value for our shareholders,” said Louis Prichard, President and Chief Executive Officer.

Kentucky Bank is headquartered in Paris and also has offices in 11 Kentucky communities.  It ranks 9th in size among the 160 banks headquartered in the Commonwealth of Kentucky.  Shares of the parent holding company trade under the symbol of KTYB.

Contact:  Gregory J. Dawson

              Chief Financial Officer